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                                            August xx, 1996


Walnut Equipment Leasing Co., Inc.
Suite 200
One Belmont Avenue
Bala Cynwyd, PA  19004

    Re:  Walnut Equipment Leasing Co., Inc.
         Registration Statement on Form S-2
         (Registration No. 333-xxxxx)

Gentlemen:

    We have acted as counsel to Walnut Equipment Leasing Co., Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-2 and amendment thereto under the Securities Act of 1933 (No. 333-xxxxx) (the "Registration Statement"), relating to the issuance and sale of an aggregate of $40,000,000 in principal amount of Senior Thrift Certificates (the "Certificates") pursuant to the form of a sixth supplemental indenture to a trust indenture entered into as of August xx, 1996, to an Indenture entered into as of October 7, 1987 as supplemented September 20, 1988, September 13, 1989, August 17, 1990, August 14, 1992, and August 23, 1994 between the Company and Summit Bank (successor by merger to First Valley Bank) of Bethlehem, Pennsylvania, as trustee (the "Indenture"), filed as Exhibit 4.39 to the Registration Statement, to be issued and sold by the Company on the continuous, best-efforts basis.

    In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, the Company's By-laws, the Indenture, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

    Based on the foregoing, it is our opinion that the Certificates, when issued and sold pursuant to the Indenture and in the manner contemplated by the Registration Statement, will be valid and binding obligations of the Company.

    The opinion expressed herein is subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to specific performance and injunctive relief, (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies; and (c) the effect of applicable laws and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies.

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    We do hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to reference to our firm under the caption "Legal Opinion" in the Prospectus, which is part of the Registration Statement.

                                       Very truly yours,
                                       WILLIAM SHAPIRO, ESQ., P.C.



                                       By:
                                       ---------------------------------
                                       Kenneth S. Shapiro, Esq.
                                       For:  William Shapiro, Esq., P.C.